Exhibit 99.1

Trico Executes Exit Financing Facility;
Emergence from Chapter 11 Expected in March

HOUSTON, February 21, 2005 - Trico Marine Services, Inc. (OTC Pink Sheets: TMARQ.PK) (the “Company” or “Trico”) announced today that it has entered into a new $75 million exit financing facility agreement with its existing U.S. Senior Secured Lenders (the “Lenders”), comprising a $55 million term loan and a $20 million revolving credit facility (the “Exit Credit Agreement”). The Exit Credit Agreement will become effective and replace the Company’s existing $75 million debtor-in-possession financing facility following final approval by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

At the request of the Lenders, the Company will file a motion with the Bankruptcy Court on Tuesday, February 22, 2005 requesting approval of certain modifications to the Exit Credit Agreement. Trico will request that a hearing on the motion be held on accelerated notice. The Company anticipates that such approval will be the final step prior to emerging from Chapter 11, which is now expected to occur not later than March 15, 2005. The Company and two of its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 on December 21, 2004.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company’s diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Please visit the Company’s website at http://www.tricomarine.com for additional information.

THE MATTERS DISCUSSED HEREIN CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD- LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE SPECIFICALLY RECITED HEREIN, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS.

THE DISCUSSION OF THE MATTERS HEREIN SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS SET FORTH HEREIN AND THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES AND SCHEDULES THERETO, INCORPORATED HEREIN BY REFERENCE TO THE COMPANY’S ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2004.

WHILE THE COMPANY IS IN THE PROCESS OF RESTRUCTURING, INVESTMENTS IN ITS SECURITIES WILL BE HIGHLY SPECULATIVE. SHARES OF THE COMPANY’S COMMON STOCK WILL HAVE NO VALUE OTHER THAN THE VALUE OF THE COMPANY’S WARRANTS TO BE ISSUED PURSUANT TO THE PLAN OF REORGANIZATION.